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                                                                   EXHIBIT 12.2


           STATEMENT OF COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

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
                                                                     Six Months
                                                       Year Ended       Ended
                                                      December 31,    June 30,
                                                          2001          2002
                                                      ------------   ----------
Earnings:
   Income before taxes .............................     $52,998       $43,750
   Fixed charges per below .........................      28,435        14,687
   Less: capitalized interest per below ............         213            --
   Current period amortization of interest
     capitalized in prior periods ..................          --            --
                                                         -------       -------

   Total earnings ..................................     $81,220       $58,437
                                                         =======       =======

Fixed charges and preferred stock dividends:

   Interest expense ................................     $27,387       $14,097
   Capitalized interest ............................         213            --
   Interest portion of rent expense ................         835           590
   Preferred dividend requirements .................          --
                                                         -------       -------

   Total fixed charges and preferred stock dividends     $28,435       $14,687
                                                         =======       =======

Ratio of earnings to combined fixed charges and
  preferred stock dividends ........................         2.9           4.0
                                                         =======       =======
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